Exhibit 10.1

Memorandum of Agreement

To:

Ted Swartwood, CEO

Digital Imaging Resources, Inc.

 OTCBB DGIR

From:

Tom Kidd, CEO

US Pro Golf Tour, Inc.

Greens Worldwide Incorporated

OTCBB GRWW

Subject:

SwingStation Presenting Title Sponsorship

and SwingStation Purchase

Date:

September 30, 2005.

This memorandum constitutes our agreement and understanding with respect to a business relationship between DGIR and GRWW.

1.

The term of this agreement shall begin on September 30, 2005 and shall terminate on November 15, 2005, except as to those matters to be fulfilled after that date, namely the telecasts as defined herein on The Golf Channel and the website posting for 12 months. However, it is agreed that the full value of the sponsorship is earned upon delivery of the benefits of the sponsorship on the Golf Channel in December 2005 and January 2006.

2.

DGIR/SwingStation shall be designated as Pro Am Presenting Title Sponsor for the USPGT’ Tour Championship Bear’s Best Celebrity Pro Am, November 10, 2005 at Bear’s Best in Atlanta, Georgia (e.g., “USPGT Tour Championship Celebrity Pro Am presented by Digital Imaging Resources/SwingStation”.)

3.

For and as consideration, DGIR shall compensate US Pro Golf Tour, Inc. in the form of 500,000 shares of DGIR restricted common stock. Shares will be issued to USPGT.

4.

DGIR shall receive the following benefits under the sponsorship:

a.

50 (fifty) :30 second commercials during the telecast of the Tour Championship, to be held the week of November 7, 2005 (the “Tour Championship”, on The Golf Channel telecasts.

b.

4 (four) 3 man teams in the Tour Championship Pro Am event

c.

Participation in Demo day at the Tour Championship Pro Am Event

d.

An in broadcast segment during The Golf Channel telecasts featuring the SwingStation System

e.

Tour Championship Event program Advertorial in the local market program and/or newspaper insert

f.

Title Designation on the Tour Championship Pro Am collateral and promotion including the placement of DGIR stock symbol.

g.

SwingStation logo on USPGT website with link for 12 months from the date of this agreement.

5.

DGIR shall post the USPGT logo on SwingStation website with link for a period of 12 months from the date of this agreement.

6.

A press release announcing the transaction will not be released until approved by an authorized officer of each company.

7.

In connection with the conduct of the event, GRWW will purchase a minimum of 2 swingStation units for $30,000 to utilize at USPGT events including the Tour Championship, and is granted an option to purchase a third unit for $10,000 at its discretion, at any time. The units will be delivered to USPGT no later than October 25, 2005. SwingStation management will train USPGT designated personnel on the set up and operation of the units prior to October 30, 2005.

8.

Each of the respective parties shall file an 8K with the SEC as prescribed by the exchange rules with respective to entry into a material agreement.

9.

USPGT shall purchase advertising for a period of 12 months on  SwingStation machines deployed to third parties at the rate of $1000 per machine payable in restricted shares of GRWW common stock.

In witness whereof, this agreement is executed as of the day and year first written above by authorized representatives of the respective parties.

US Pro Golf Tour, Inc.                             Digital Imaging Resources, Inc.

By:

s/ R. Thomas Kidd

By:

s/ Ted Swartwood

           Its CEO

Its CEO

SwingStation, Inc.

By:

s/ Ted Swartwood

Its CEO

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